Filed Pursuant to Rule 433
Registration No. 333-179826
Term Sheet
February 19, 2013

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa3 (negative outlook) / AA- (negative outlook)
CUSIP:	89236TAA3
Pricing Date:	February 19, 2013
Settlement Date:	February 22, 2013
Maturity Date:	February 24, 2014
Principal Amount:	$750,000,000
Price to Public:	100.000%
Commission:	0.03% 0.15% in the case of Toyota Financial Services Securities USA Corporation
Net Proceeds to Issuer:	99.97% / $374,887,500 99.85% / $374,437,500 in the case of Toyota Financial Services Securities USA Corporation
Floating Rate Index:	3 Month LIBOR
Floating Rate Spread:	+0 basis points
Index Source:	LIBOR Reuters
Interest Payment Frequency:	Quarterly
Initial Interest Rate:	The initial interest rate will be based on 3 month LIBOR determined on February 20, 2013 plus the Floating Rate Spread
Interest Payment Dates:	Each February 24, May 24, August 24 and November 24, beginning May 24, 2013
Interest Reset Dates:
The first interest reset date shall be the Settlement Date and thereafter, each Interest Payment Date. Newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date:	Second London Banking Day preceding each Interest Reset Date
Day Count Convention:	Actual/360
Business Day Convention:	Modified Following
Business Days:	New York and London
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agents/DTC Number:	Merrill Lynch, Pierce, Fenner & Smith Incorporated/#773 RBS Securities Inc./#248 Loop Capital Markets LLC/#0443 Toyota Financial Services Securities USA Corporation

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated March 2, 2012 and the related prospectus dated March 1, 2012; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Loop Capital Markets LLC toll-free at 1-888-294-8898, RBS Securities Inc. toll free at 1-866-884-2071 or Toyota Financial Services Securities USA Corporation at 1-800-292-1147.

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